Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of April 20, 2016, by and among FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Credit Agreement dated as of July 7, 2011 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement, including increasing the aggregate amount of the Revolving Commitments from $600,000,000 to $800,000,000, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement shall be amended as follows:

(a)The Credit Agreement is amended by replacing the first recital to the Credit Agreement in its entirety with the following:

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders desire to make available to the Borrower an unsecured revolving credit facility in the amount of $800,000,000 with a $50,000,000 swingline subfacility and a letter of credit subfacility of up to $50,000,000, on the terms and conditions contained herein.

(b)The Credit Agreement is further amended by replacing the table in the definition of “Applicable Facility Fee” contained in Section 1.1. thereof in its entirety with the following:

Level	Facility Fee
1	0.100%
2	0.125%
3	0.150%
4	0.200%
5	0.250%
6	0.300%

(c)The Credit Agreement is further amended by (i) replacing the reference to “Level 5” in the sixth sentence of the definition of “Applicable Margin” contained in Section 1.1. thereof with a reference to “Level 6” and (ii) replacing the table in the definition of “Applicable Margin” contained in Section 1.1. thereof in its entirety with the following:

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Revolving Loans that are LIBOR Loans	Applicable Margin for all Base Rate Loans
1	A/A2 (or equivalent) or better	0.80%	0.80%
2	A-/A3 (or equivalent)	0.825%	0.825%
3	BBB+/Baa1 (or equivalent)	0.90%	0.90%
4	BBB/Baa2 (or equivalent)	1.00%	1.00%
5	BBB-/Baa3 (or equivalent)	1.20%	1.20%
6	Lower than BBB-/Baa3 (or equivalent)	1.55%	1.55%

(d)The Credit Agreement is further amended by restating the definitions of “Adjusted Total Asset Value”, “Capitalization Rate”, “Defaulting Lender”, “Development Property”, “Eligible Property”, “Federal Funds Rate”, “Issuing Bank”, “LIBOR”, “LIBOR Market Index Rate”, “Mandatorily Redeemable Stock”, “Occupancy Rate”, “Post-Default Rate”, “Requisite Lenders”, “Revolving Termination Date”, “Total Asset Value”, “Unencumbered Adjusted NOI” and “Unencumbered Asset Value” contained in Section 1.1. thereof in their entirety as follows:

“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries and Unconsolidated Affiliates.

“Capitalization Rate” means 6.25%.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination (such reasonableness to be confirmed by the Administrative Agent) that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing furnished to the Administrative Agent and the Borrower on or prior to the date which is one Business Day before the request for such funding is submitted by the Borrower in order to be effective to exclude such Lender from being a “Defaulting Lender” hereunder with respect to such requested funding) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination (such reasonableness to be confirmed by the Administrative Agent) that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement furnished to the Administrative Agent and the Borrower on or prior to the date which is one Business Day before the request for such funding is submitted by the Borrower) cannot be satisfied in order to be effective to exclude such Lender from being a “Defaulting Lender” hereunder with respect to such requested funding), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a

Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Development Property” means a Property that is not yet a Retail Property, an Office Property or a Multifamily Property but is being developed, or will have development commencing within 12 months of any date of determination, to become one. A Development Property will cease to constitute a Development Property upon the earlier to occur of (a) the date that is six months past substantial completion of such Property and (b) achieving an Occupancy Rate of 85.0%.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Retail Property, an Office Property or a Multifamily Property; (b) neither such Property, nor any interest of the Borrower, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Borrower’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to any (i) Lien other than (x) Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) and (y) in the case of a Property leased under a Ground Lease, the interest of the lessor under such Ground Lease (regardless of whether the lessee’s obligations under such Ground Lease constitute Capitalized Lease Obligations) or (ii) Negative Pledge; (c) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (d) if (i) such Property is leased by the Borrower, a Subsidiary or Unconsolidated Affiliate pursuant to a Ground Lease or other lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease or lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower, such Subsidiary or Unconsolidated Affiliate under the Ground Lease or other lease.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Issuing Bank” means each of Wells Fargo and PNC Bank, National Association, in its capacity as an issuer of Letters of Credit pursuant to Section 2.3. Any reference to “the Issuing Bank” herein shall be deemed to refer to each Issuing Bank, any Issuing Bank, the applicable Issuing Bank or all Issuing Banks, as the context may require.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective. If LIBOR determined as provided above would be less than zero, LIBOR shall be deemed to be zero.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Mandatorily Redeemable Stock” means, with respect to a Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests including “downREIT” units that are convertible to common Equity Interest of the Borrower or cash solely at the option of the Borrower); in each case, on or prior to the Revolving Termination Date. For purposes of this definition, Equity Interests in any of the following Subsidiaries which the Borrower is obligated to acquire pursuant to currently existing agreements (as in effect on the Second Amendment Date) with the holders of such Equity Interest shall not be considered to be Mandatorily Redeemable Stock: Congressional Plaza Associates, LLC; NVI-Avenue, LLC; Shrewsbury Commons LP; Route 35 Shrewsbury LP; Sea Girt LP; 35 West LLC; San Antonio Center II, LLC; and Federal Realty Partners L.P.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Borrower, a Subsidiary or, to the extent applicable, an Unconsolidated Affiliate, is collecting rent to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Occupancy Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Borrower, a Subsidiary or, to the extent applicable, an Unconsolidated Affiliate is collecting rent to (b) the total units of such Multifamily Property available for lease.

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional four percent (4.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Revolving Termination Date” means April 20, 2020, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.13.

“Total Asset Value” means the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents, plus (b) with respect to each Stabilized Property owned by the Borrower or any Subsidiary, (i)  EBITDA attributable to such Property for the fiscal quarter most recently ended (adjusted for acquisitions and dispositions) times (ii) 4, divided by (iii) the Capitalization Rate; plus (c) the GAAP book value of Properties acquired during the most recent quarter, plus (d) Construction-in-Process, plus (e) the GAAP book value of accounts receivables from tenants (limited to rent, common area maintenance fees, taxes, insurance and other reimbursable expenses collected in the normal course of business net of bad debt expense and adjusted to exclude the impact of straight lining), plus (f) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes. The annualized EBITDA from each Stabilized Property can not be less than zero. Borrower’s Ownership Share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, EBITDA from Properties acquired or disposed of by the Borrower and its Subsidiaries during the period of determination shall be excluded from clause (b) above. In addition, to the extent (A) the amount of Total Asset Value attributable to Investments in Unconsolidated Affiliates and other Persons that are not Subsidiaries and Investments in Subsidiaries that own Non-Controlled Properties would exceed 20.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (B) the amount of Total Asset Value attributable to Mortgage Receivables would exceed 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (C) the amount of Total Asset Value attributable to Construction-in-Process would exceed 15.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (D) the amount of Total Asset Value attributable to Unimproved Land (calculated on the basis of acquisition cost) would exceed 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value, (E) the amount of Total Asset Value attributable to Investments in Persons (other than Investments in Subsidiaries and Unconsolidated Affiliates) would exceed 5.0% of Total Asset Value, such excess shall be excluded from Total Asset Value and (F) the amount of Total Asset Value attributable to assets of the types referred to in the immediately preceding clauses (B) through (E) would exceed 20.0% of Total Asset Value in the aggregate, such excess shall be excluded from Total Asset Value.

“Unencumbered Adjusted NOI” means the aggregate Net Operating Income from each (i) Wholly Owned Property; (ii) Controlled Property; and (iii) Non-Controlled Property (limited as set forth below) all of which are Stabilized Properties and have been owned for the entire period and as adjusted for any non-recurring items during the reporting period. The Unencumbered Adjusted NOI for each Property cannot be less than zero. For purposes of this definition, Net Operating Income from Non Controlled Properties is limited to the following properties: Congressional Plaza, Congressional Plaza Apartments and Escondido Promenade.

“Unencumbered Asset Value” means (a) the annualized most recent reporting period Unencumbered Adjusted NOI divided by the Capitalization Rate, plus (b) the GAAP book value of all assets acquired during the most recent quarter which assets are not subject to any Liens other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge, plus (c) the GAAP book value of Development Properties that satisfy the requirements of clauses (b) through (d) of the definition of the term “Eligible Property”. For purposes of this definition, to the extent that more than 20% of Unencumbered Asset Value would be attributable to Controlled Properties, Non-Controlled Properties and Development Properties such excess shall be excluded.

(e)The Credit Agreement is further amended by adding the following definitions of “Anti-Corruption Laws”, “Anti-Terrorism Laws”, “Bail-In Action”, “Bail-In Legislation”, “Disbursement Instruction Agreement”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Legislation Schedule”, “Extended Letter of Credit”, “Material Acquisition”, “Sanctioned Country”, “Sanctioned Person”, “Sanctions”, “Second Amendment Date”, “Trading with the Enemy Act” and “Write Down and Conversion Powers”, to Section 1.1. thereof in the appropriate alphabetical location:

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1.(x).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit K to be executed and delivered by the Borrower, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Extended Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the GAAP book value of the assets acquired exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Second Amendment Date” means April 20, 2016.

“Trading with the Enemy Act” has the meaning given to that term in Section 6.1.(x).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(f)The Credit Agreement is further amended by deleting the following definitions of “Specified Non-Wholly Owned Subsidiaries”, “Tangible Net Worth”, “Total Budgeted Cost” and “Transfer Authorizer Designation Form”.

(g)The Credit Agreement is further amended by deleting the third sentence of Section 1.2. thereof and restating the second sentence of Section 1.2. thereof in its entirety as follows:

Notwithstanding the preceding sentence, (i) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities and (ii) for purposes of calculating the covenants contained in Section 9.1., any obligations of a Person under a lease (whether existing on the Effective Date or entered into thereafter) that is not (or would not be) required to be classified or accounted for as a Capitalized Lease Obligation on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Effective Date shall not be treated as a Capitalized Lease Obligation pursuant to the Loan Documents solely as a result of changes in the application of, or the adoption of changes in, GAAP after the Effective Date.

(h)The Credit Agreement is further amended by amending Section 2.1.(c) thereof to replace the words “Transfer Authorizer Designation Form” with the words “Disbursement Instruction Agreement”.

(i)The Credit Agreement is further amended by restating Section 2.3. thereof in its entirety as follows:

Section 2.3. Letters of Credit.

(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., each Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of the outstanding Letters of Credit issued by such Issuing Bank would exceed the lesser of (i) 50% of the L/C Commitment Amount and (ii) the Revolving Commitment of such Issuing Bank in its capacity as a Lender.

(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower (which approval, in the case of the Borrower shall not be unreasonably withheld). Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is thirty (30) days prior to the Revolving Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolving Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Lenders no later than 30 days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice (or telephonic notice which shall specify the information to be included in a written notice and shall be promptly confirmed in writing by the Borrower pursuant to a written notice sent to the Administrative Agent on the same day of the giving of such telephonic notice) at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 5.2., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by it within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)    Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice of such payment as expressly provided in this subsection). Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 10:00 a.m. Pacific time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)    Effect of Letters of Credit on Revolving Commitments. Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)    Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, an Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, an Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, an Issuing Bank or any Lender with respect to any Letter of Credit.

(h)    Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders (or all of the Lenders if required by Section 12.7.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)    Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the date of issuance by an Issuing Bank of any Letter of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the applicable Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j)    Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that with respect to any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.3.(e) is received by a Lender not later than 9:00 a.m. Pacific time, then such Lender shall make such payment available to the Administrative Agent not later than 12:00 p.m. Pacific time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 11:00 a.m. Pacific time on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of an Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)    Information to Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of any Lender from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to such Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l)    Existing Letters of Credit. The parties agree that each Existing Letter of Credit shall, from and after the Effective Date, be deemed to be a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

(m)    Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(j)The Credit Agreement is further amended by restating Section 2.4.(a) thereof in its entirety as follows:

(a)    Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser (such lesser amount being referred to as the “Swingline Availability”) of (i) $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof and (ii) the Revolving Commitment of the Swingline Lender in its capacity as a Lender minus the aggregate outstanding principal amount of the Revolving Loans owing to the Swingline Lender in its capacity as a Lender. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Availability at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender’s Revolving Commitment for purposes of calculation of the fee payable under Section 3.5.(b).

(k)The Credit Agreement is further amended by restating Section 2.11.(a) thereof in its entirety as follows:

(a)    Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Bid Rate Note, the Bid Rate Loans made by a Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender.

(l)The Credit Agreement is further amended by restating Section 2.13. thereof in its entirety as follows:

Section 2.13. Extension of Revolving Termination Date.

The Borrower shall have the right, exercisable two times, to extend the Revolving Termination Date by six-months in the case of each such extension. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 90 days but not more than 180 days prior to the current Revolving Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended for six-months effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances which are not prohibited under the Loan Documents and (y) the Borrower shall have paid the Fees payable under Section 3.5.(e). Any extension shall constitute certification by the Borrower to the effect that the matters referred to in the immediately preceding clauses (x)(A) and (x)(B) are true and correct and the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders that the foregoing conditions have been satisfied.

(m)The Credit Agreement is further amended by restating the first sentence of Section 2.16. thereof in its entirety as follows:

The Borrower shall have the right, at any time and from time to time, to request increases in the aggregate amount of the Revolving Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Revolving Commitments shall not exceed $1,500,000,000 minus the amount of any reduction of the Revolving Commitments effected pursuant to Section 2.12. hereof.

(n)The Credit Agreement is further amended by restating Section 2.17. thereof in its entirety as follows:

Section 2.17. Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(o)The Credit Agreement is further amended by restating the first sentence of Section 3.5.(e) thereof in its entirety as follows:

If the Borrower exercises its right to extend the Revolving Termination Date in accordance with Section 2.13., the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to 0.075% of the amount of such Lender’s Revolving Commitment (whether or not utilized) payable in connection with each such extension.

(p)The Credit Agreement is further amended by restating Section 3.9.(d) thereof in its entirety to read as follows:

(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.22., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(q)The Credit Agreement is further amended by adding the following Section 3.10.(e) immediately after Section 3.10.(d) thereof:

(e)    FATCA Determination. For purposes of determining withholding Taxes imposed under FATCA, from and after the Second Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(r)The Credit Agreement is further amended by restating the first sentence of Section 4.6. thereof in its entirety to read as follows:

If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 12.7., requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver or (d) a Lender becomes a Defaulting Lender, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.

(s)The Credit Agreement is further amended by restating Section 6.1.(x) thereof in its entirety to read as follows:

(x)    Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws. None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”). The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees are in compliance with Anti‑Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of the Borrower, any of its Subsidiaries, any directors or officers of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any employee of the Borrower or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(t)The Credit Agreement is further amended by restating Section 7.2. thereof in its entirety as follows:

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(u)The Credit Agreement is further amended by deleting the last sentence of Section 7.8. thereof in its entirety.

(v)The Credit Agreement is further amended by restating the second sentence of Section 7.9. thereof in its entirety as follows:

The Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts (which shall include, for purposes of this Section, including customary provisions in lease agreements with tenants as to such compliance) to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

(w)The Credit Agreement is further amended by restating Section 8.4.(j) thereof in its entirety as follows:

(j)    Prompt notice of any order, judgment or decree not covered by insurance in excess of $10,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(x)The Credit Agreement is further amended by restating Section 9.1.(a) thereof in its entirety as follows:

(a)    [Intentionally Omitted]

(y)The Credit Agreement is further amended by restating Section 9.1.(b) thereof in its entirety as follows:

(b)    Maximum Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(b) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (b) the Borrower has not maintained compliance with this Section 9.1.(b) in reliance on this proviso for more than four fiscal quarters (whether or not consecutive) during the term of this

Agreement and (c) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(z)The Credit Agreement is further amended by restating Section 9.1.(e) thereof in its entirety as follows:

(e)    Maximum Unencumbered Leverage Ratio. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this Section 9.1.(e) so long as (a) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any subsequent consecutive fiscal quarters, (b) the Borrower has not maintained compliance with this Section 9.1.(e) in reliance on this proviso for more than four fiscal quarters (whether or not consecutive) during the term of this Agreement and (c) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time.

(aa)The Credit Agreement is further amended by restating Section 9.1.(f) thereof in its entirety as follows:

(f)    [Intentionally Omitted].

(bb)    The Credit Agreement is further amended by restating Section 9.1.(g) thereof in its entirety as follows:

(g)    [Intentionally Omitted].

(cc)    The Credit Agreement is further amended by restating Section 9.2. thereof in its entirety as follows:

Section 9.2.    [Intentionally Omitted].

(dd)    The Credit Agreement is further amended by restating Section 9.3.(b) thereof in its entirety as follows:

(b)    The Borrower shall not, and shall not permit any Subsidiary (other than an Excluded Subsidiary) or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for (i) a Negative Pledge contained in any agreement (x) evidencing Indebtedness which (A) the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement and (B) is secured by a Lien permitted to exist hereunder and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into or (ii) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in the Loan Documents.

(ee)    The Credit Agreement is further amended by restating Section 9.4. thereof in its entirety as follows:

Section 9.4. Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party or any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, such encumbrances and restrictions set forth in the Loan Documents, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business and (iii) with respect to clauses (a) through (d), in the case of a Subsidiary that is not a Wholly Owned Subsidiary, limitations arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

(ff)    The Credit Agreement is further amended by adding the following Section 9.13. immediately after Section 9.12. thereof:

Section 9.13. Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti‑Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

(gg)    The Credit Agreement is further amended by restating the introductory clause of Section 10.5. thereof as follows:

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents (or any Lender as a result of exercise of remedies pursuant to Section 12.4.), in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(hh)    The Credit Agreement is further amended by restating subsections (d) and (e) of Section 10.6. thereof in their entirety as follows:

(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit CollateralAccount to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e)    So long as no Major Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.3.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been paid in full in cash and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(ii)    The Credit Agreement is further amended by adding “(a) Generally.” before the first sentence of Section 10.9. thereof and adding the following Section 10.9.(b) immediately after 10.9.(a):

(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 12.4. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

(jj)    The Credit Agreement is further amended by restating Section 11.3. thereof in its entirety as follows:

Section 11.3. Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.7.(c).

(kk)    The Credit Agreement is further amended by restating Section 11.8. thereof in its entirety as follows:

Section 11.8. Successor Administrative Agent.

The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days' prior written notice if the Administrative Agent (A) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (B) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (ii) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (i) the Lenders’ giving of notice of removal or (ii) the resigning Administrative Agent’s giving of notice of resignation, then the removed or resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee which, provided no Event of Default exists, shall be approved by the Borrower (such approval shall not be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and the Issuing Banks directly until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and the Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent, or, if no such successor has been appointed, the Requisite Lenders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Administrative Agent. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank and as the Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, subject to the Borrower’s approval, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates reasonably acceptable to the Borrower by giving the Borrower and each Lender prior written notice.

(ll)    The Credit Agreement is further amended by restating clause (b) of Section 12.5. thereof in its entirety as follows:

(b)    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE

VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(mm)    The Credit Agreement is further amended by restating clause (b) of Section 12.11. thereof in its entirety as follows:

(b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.3.(b)),

(nn)    The Credit Agreement is further amended by adding the following Section 12.22. immediately after Section 12.21. thereof:

Section 12.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(oo)    The Credit Agreement is further amended by deleting Schedule I attached thereto in its entirety and substituting in lieu thereof Schedule I attached hereto.

(pp)    The Credit Agreement is further amended by restating Section 17.(b) of Exhibit D attached thereto as follows:

(b)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY

FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(qq)    The Credit Agreement is further amended by deleting Exhibit K attached thereto in its entirety and substituting in lieu thereof Exhibit K attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following in form and substance satisfactory to the Administrative Agent:

(a)    a counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and each of the Lenders;

(b)    (i) a Revolving Note duly executed by the Borrower payable to the order of Deutsche Bank AG New York Branch and (ii) replacement Revolving Notes duly executed by the Borrower payable to the order of each Lender whose Revolving Commitment has changed pursuant to this Amendment, in each case, in a principal amount equal to the amount of its Revolving Commitment as set forth on Schedule I attached hereto;

(c)    an opinion of Morris, Manning & Martin, LLP, counsel to the Borrower, addressed to the Administrative Agent and the Lenders and covering the Borrower, this Amendment, the Credit Agreement as amended by this Amendment, any other Loan Documents executed by the Borrower in connection with this Amendment and such other matters as reasonably requested by the Administrative Agent;

(d)    the declaration of trust of the Borrower certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland;

(e)    a Certificate of Status with respect to the Borrower issued as of a recent date by the Department of Assessments and Taxation of the State of Maryland and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(f)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver this Amendment and any other agreements or documents executed by the Borrower in connection with this Amendment (collectively, the “Amendment Documents”);

(g)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of (A) the by-laws of the Borrower and (B) all trust or other necessary action taken by the Borrower to authorize the execution and delivery of the Amendment Documents and performance of the Amendment Documents and the Credit Agreement as amended by this Amendment;

(h)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending December 31, 2015;

(i)    a Disbursement Instruction Agreement substantially in the form of Exhibit K attached hereto effective as of the date of this Amendment;

(j)    a certificate of the Borrower, signed on behalf of the Borrower by a Responsible Officer of the Borrower, certifying that (i) since December 31, 2015, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole, (ii) no Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment and (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents (including this Amendment) to which any of them is a party are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder;

(k)    evidence that (i) all fees due and payable to the Administrative Agent, the Lenders and the arrangers pursuant to those certain fee letters by and among the Borrower, the arrangers and the Administrative Agent have been paid and (ii) all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and the arrangers, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(l)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section 3. Allocations. The Administrative Agent, the Borrower and each Lender agree that upon the effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”), the outstanding Revolving Loans and the participation interests of the Lenders in any outstanding Letters of Credit and Swingline Loans shall be allocated among the Lenders in accordance with their respective Revolving Commitment Percentages calculated based on the Revolving Commitments of the Lenders set forth on Schedule I attached hereto (the “Post-Amendment Commitment Percentage”). To effect such allocations, each Lender whose Post-Amendment Commitment Percentage exceeds the amount of such Lender’s Revolving Commitment Percentage immediately prior to the effectiveness of this Amendment and any Lender providing a new Commitment shall make a Revolving Loan in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available (a) to each Lender whose Post-Amendment Commitment Percentage is less than the amount of such Lender’s Revolving Commitment Percentage immediately prior to the effectiveness of this Amendment as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender shall equal such

Lender’s Post-Amendment Commitment Percentage of the aggregate outstanding principal amount of the Revolving Loans as of the Amendment Effective Date and (b) to the Exiting Lenders (as defined below) as is necessary to repay in full the Revolving Loans owing to such Exiting Lenders. The parties hereto confirm that the aggregate outstanding principal amount of the Revolving Loans immediately prior to the Amendment Effective Date is equal to the aggregate outstanding principal amount of the Revolving Loans immediately after giving effect to the Amendment. Except for any Revolving Notes to be provided to the Lenders in the principal amount of their respective Revolving Commitments, no other documents, instruments or fees (other than fees set forth in Section 2(k) above) shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

Deutsche Bank AG New York Branch, as a new Lender under the Credit Agreement on the Amendment Effective Date, hereby agrees to provide a new Revolving Commitment in the amount set forth on Schedule I attached hereto. On the Amendment Effective Date, Deutsche Bank AG New York Branch agrees to become and shall be deemed a Lender for all purposes of the Credit Agreement, and each reference to the Lenders in the Credit Agreement shall be deemed to include Deutsche Bank AG New York Branch. Deutsche Bank AG New York Branch hereby appoints Wells Fargo Bank, National Association as the Administrative Agent and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and other Loan Documents as are delegated to the Administrative Agent by the terms thereof.

On the Amendment Effective Date, the Revolving Commitments of each of Deutsche Bank Trust Company Americas, Compass Bank, Capital One, N.A. and Royal Bank of Canada (each, an “Exiting Lender”) shall be terminated, all outstanding amounts due under the Credit Agreement and the other Loan Documents to the Exiting Lenders on the Amendment Effective Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under the Credit Agreement.

The Administrative Agent, the Borrower and each Lender confirms the amount of each such Lender’s Revolving Commitment as set forth on Schedule I attached hereto.

Section 4. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit under the Credit Agreement as amended by this Amendment. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver the Amendment Documents and perform the Amendment Documents and the Credit Agreement as amended by this Amendment in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Amendment Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of the Amendment Documents and the Credit Agreement as amended by this Amendment is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(b)    Binding Effect. This Amendment and the Credit Agreement as amended by this Amendment constitute valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

(d)    No Material Adverse Change. Since December 31, 2015, there has not been any material adverse condition or material adverse change in or affecting, nor has any circumstance or condition occurred that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, liabilities, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole.

(e)    No Guarantors. As of the effective date of this Amendment and after giving effect thereto, no Subsidiary is required to be a Guarantor pursuant to Section 7.14. of the Credit Agreement as amended by this Amendment.

Section 5. Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made or deemed made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement as amended by this Amendment and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full and such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) on and as of the date hereof immediately after giving effect to this Amendment except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited thereunder.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment is a Loan Document.

Section 7. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 12. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

Section 13. Additional Arrangers. The parties hereby acknowledge the appointment of each of Regions Capital Markets, a division of Regions Bank, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association as a joint lead arranger in respect of the arrangement and syndication of the Revolving Commitments made available on the Second Amendment Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be executed as of the date first above written.

FEDERAL REALTY INVESTMENT TRUST

/s/ James M. Taylor, Jr.

James M. Taylor, Jr.
Executive Vice President - Chief Financial Officer and Treasurer

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Wells Fargo Bank, National Association, as Administrative Agent, an Issuing Bank and as a Lender

By: /s/ Brandon H. Barry
Name: Brandon H. Barry
Title: Vice President

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PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent, an Issuing Bank and as a Lender

By: /s/ Katie Chowdhry
Name: Katie Chowdhry
Title: Vice President

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Regions bank, as a Lender

By: /s/ Kerri L. Raines
Name: Kerri L. Raines
Title: Senior Vice President

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suntrust bank, as a Lender

By: /s/ Danny Stover
Name: Danny Stover
Title: Senior Vice President

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[Signature Page to Second Amendment to Credit Agreement for Federal Realty Investment Trust]

u.s. bank national association, as a Lender

By: /s/ Timothy J. Tillman
Name: Timothy J. Tillman
Title: Vice President

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[Signature Page to Second Amendment to Credit Agreement for Federal Realty Investment Trust]

TD Bank, N.A., as a Lender

By: /s/ William M. Brandt, Jr.
Name: William M. Brandt, Jr.
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Credit Agreement for Federal Realty Investment Trust]

Bank OF AMERICA, N.A., as a Lender

By: /s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Credit Agreement for Federal Realty Investment Trust]

CITIBank, N.A., as a Lender

By: /s/ Michael Chlopak
Name: Michael Chlopak
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Credit Agreement for Federal Realty Investment Trust]

DEUTSCHE Bank AG NEW YORK BRANCH, as a Lender

By: /s/ J.T. Johnston Coe
Name: J.T. Johnston Coe
Title: Managing Director

By: /s/ James Rolison
Name: James Rolison
Title: Managing Director

[Signatures Continued on Next Page]

[Signature Page to Second Amendment to Credit Agreement for Federal Realty Investment Trust]

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Daniel Margolis
Name: Daniel Margolis
Title: Authorized Officer

[Signatures Continued on Next Page]

SCHEDULE I

Commitments

Lender	Revolving Commitment Amount
Wells Fargo Bank, National Association	$105,000,000
PNC Bank, National Association	$105,000,000
Regions Bank	$90,000,000
SunTrust Bank	$90,000,000
U.S. Bank National Association	$90,000,000
TD Bank, N.A.	$80,000,000
Bank of America, N.A.	$60,000,000
CitiBank, N.A.	$60,000,000
Deutsche Bank AG New York Branch	$60,000,000
JPMorgan Chase Bank, N.A.	$60,000,000

Total:	$800,000,000

EXHIBIT K

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: FEDERAL REALTY INVESTMENT TRUST
Administrative Agent: Wells Fargo Bank, National Association
Loan: Loan number 1004039 made pursuant to that certain “Credit Agreement” dated as of July 7, 2011 between Borrower, Administrative Agent and Lenders, as amended from time to time
Effective Date: _______________, 2016

Check applicable box:

New - This is the first Disbursement Instruction Agreement submitted in connection with the Loan.
Replace Previous Agreement - This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter; and

(2)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.1.(b) or 2.4.(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”
If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

Direct Deposit:  Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

FEDERAL REALTY INVESTMENT TRUST,
a real estate investment trust formed
under the laws of the State of Maryland

By:_______________________________________
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers and Subsequent Disbursement Authorizers, as applicable.
“Receiving Bank” means the financial institution where a Receiving Party maintains its account.
“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent, Issuing Banks, Swingline Lender and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Issuing Bank, Swingline Lender or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Banks’s, Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, Swingline Lender, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, any Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK, SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

SUBSEQUENT DISBURSEMENT EXHIBIT
WIRE INSTRUCTIONS

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)